Exhibit 99.2

Ocean Power Technologies Announces Strategic Partnership with Gradient Marine to Enhance Digital Twin and Simulation Capabilities

MONROE TOWNSHIP, NJ, September 15, 2025 – Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced it has entered into a strategic partnership with Gradient Marine (“GM”), a U.S.-based provider of advanced digital modeling, simulation, and hardware-in-the-loop environments.

Through this collaboration, OPT will integrate GM’s Virtual Maritime Picture (VMP) software to develop and deploy digital twins for OPT’s flagship platforms, including the PowerBuoy® and WAM-V® autonomous surface vehicles. These digital models are expected to enable OPT and its customers to conduct real-world simulation, mission rehearsal, and lifecycle testing in a virtual environment before deployment, accelerating development cycles and reducing operational risk.

The partnership is also expected to expand OPT’s digital engineering processes, providing powerful new tools for defense, security, and commercial customers seeking to optimize maritime operations. Together, OPT and GM plan to deliver end-to-end solutions that combine proven physical systems with cutting-edge digital simulation

Jason Weed, Senior Vice President of Commercial Sales at Ocean Power Technologies, stated:

“This partnership with Gradient Marine is a significant milestone for OPT as we continue to expand the value proposition of our platforms. By leveraging GM’s advanced digital twin and simulation technology, we can offer our customers unprecedented confidence through ‘simulation-before-deployment.’ This means faster innovation, reduced risk, and better mission outcomes across defense, offshore, and commercial sectors.”

Weed continued:

“For OPT, integrating digital twins into our engineering and customer workflows is a game-changer. Not only does it enhance how we develop and test our own platforms, but we believe it will also give our customers a powerful capability to model and rehearse operations before ever putting assets in the water. This partnership aligns perfectly with our strategy to deliver intelligent maritime solutions that are resilient, cost-effective, and operationally proven.”

The partnership is expected to open new opportunities in defense, offshore wind, aquaculture, subsea infrastructure, and environmental monitoring, while also providing access to Gradient Marine’s Department of Defense customer network.

Taylor Wilson, President and Chief Executive Officer at Gradient Marine, stated:

“This partnership is an exciting step for Gradient Marine. The addition of proven systems like the PowerBuoy® and the WAM-V® to the growing Virtual Maritime Picture [VMP] digital library allows VMP users to seamlessly integrate these products into their workflows to develop Concepts of Operations (CONOPS) and prove autonomy software capability. VMP users can instantly assess how OPT systems will perform in realistic operating environments to cost-effectively evaluate how OPT technology improves persistent maritime surveillance and supports response activities.”

Wilson elaborated:

“We’re eager to demonstrate the value VMP provides in terms of mission planning and training to existing and future OPT customers. High-fidelity mission simulations that incorporate real-time environmental data help planners and operators select optimal mission plans to ensure fielded technology provides maximum operational impact.”

For more information about Ocean Power Technologies, please visit www.OceanPowerTechnologies.com.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows™ which provides AI-capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® unmanned surface vehicles (USV’s) and marine robotics services. The Company’s headquarters is located in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

ABOUT GRADIENT MARINE

Gradient Marine is a U.S.-based HUBZone-certified small business specializing in digital modeling, simulation, and hardware-in-the-loop environments. Its flagship Virtual Maritime Picture (VMP) software provides advanced digital twin capabilities that support mission rehearsal, lifecycle testing, and integrated physical-digital solutions for defense and commercial customers.

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the potential success of our partnership with Gradient Marine, the delivery of customer services, the conversion of potential customers to contracts and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com